SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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[ ]	Soliciting Material Pursuant to Sections 240.14a-11(c) or Sections 240.14a-12

SWANK, INC.
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SWANK, INC. 90 Park Avenue, New York, New York 10016

Notice of Annual Meeting of Stockholders

    The 2004 Annual Meeting of Stockholders of SWANK, INC. (the "Company") will be held at the Company's offices at  656 Joseph Warner Boulevard, Taunton, Massachusetts 02780, on Tuesday, August 10, 2004, at 9:30 o'clock A.M. local time, for the purpose of considering and acting upon the following:

1.	The election of two (2) Class III directors to serve on the Company's Board of Directors.

2.	The ratification of the appointment of BDO Seidman, LLP as the independent accountants of the Company.

3.	The transaction of such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on June 21, 2004 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

By Order of the Board of Directors

Jerold R. Kassner,
Secretary

Dated: July 9, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SWANK, INC.
90 Park Avenue
New York, New York 10016

____________________

PROXY STATEMENT
____________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SWANK, INC. (the "Company") of proxies in the form enclosed for use at the Company's 2004 Annual Meeting of Stockholders (the "Annual Meeting") which will be held on the date, at the time and place and for the purposes set forth in the foregoing notice, and at any adjournment or postponement thereof. Any stockholder giving a proxy has the power to revoke the same at any time before it is voted by written notice received by the Secretary of the Company at any time prior to its use or by voting in person at the Annual Meeting. All expenses in connection with the solicitation of proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company by mail, telephone, telecopier, telegraph or personal interview.

    The outstanding voting securities of the Company at the close of business on June 21, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, consisted of 5,522,490 shares of Common Stock, $.10 par value per share ("Common Stock"), each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum for the purposes of the Annual Meeting. The affirmative vote of a plurality of votes cast at the Annual Meeting is required to elect directors. The affirmative vote of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the year ending December 31, 2004. This Proxy Statement and the accompanying form of proxy will be mailed or otherwise furnished on or about July 9, 2004 to all stockholders of record at the close of business on June 21, 2004.
OWNERSHIP OF VOTING SECURITIES

            The following table sets forth information as of June 21, 2004 with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of the Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	The New Swank, Inc. Retirement Plan 90 Park Avenue New York, NY 10016	3,218,765(1)(2)	58.3%

Common Stock	Marshall Tulin 90 Park Avenue New York, NY 10016	2,301,447 (3)(4)	41.1%

Common Stock	John Tulin 90 Park Avenue New York, NY 10016	2,238,997 (3)(5)	39.5%

Common Stock	Raymond Vise 8 El Paseo Irvine, CA 92715	2,010,175 (3)(6)	36.4%

(1)    This amount includes 1,217,392 shares of Common Stock allocated to participants' accounts in The New Swank, Inc. Retirement Plan (the "Retirement Plan") and as to which such participants may direct the trustees of the Retirement Plan as to voting on all matters.

(2)    This amount also includes 1,784,487 shares of Common Stock allocated to participants' accounts in the Retirement Plan as to which participants may direct the trustees as to voting only on certain significant corporate events and as to which the trustees may vote on all other matters in their discretion. Shares allocated to such accounts as to which no voting instructions are received are required to be voted in the same proportion as shares allocated to accounts as to which voting instructions are received. This amount also includes 216,886 shares held in accounts under the Retirement Plan as to which participants may direct the trustees as to voting on all matters and may be disposed of in the discretion of the trustees.

(3)    Marshall Tulin, Chairman of the Board and a director of the Company, John A. Tulin, President and a director of the Company and Raymond Vise, a director of the Company, are co-trustees of the Retirement Plan. This amount includes (a) 1,784,487 shares held in accounts as to which the trustees have sole voting power as to certain matters (see footnote 2 above) and (b) 216,886 shares held in accounts under the Retirement Plan which may be disposed of in the discretion of the trustees (see footnote 2 above).

(4)    This amount includes 114,340 shares owned by Mr. Tulin's wife. Mr. Tulin disclaims beneficial ownership of these shares. This amount also includes 75,000 shares which Mr. Tulin has the right to acquire within 60 days through the exercise of stock options granted under the Company's 1998 Equity Incentive Compensation Plan (the "1998 Plan") and 1,372 shares allocated to his accounts under the Retirement Plan.

(5)    This amount includes 1,060 shares owned by Mr. Tulin's wife, 10,000 shares held jointly by Mr. Tulin and his wife, and 2,333 shares held by Mr. Tulin's daughter. Mr. Tulin disclaims beneficial ownership of these shares. This amount also includes 150,000 shares which Mr. Tulin has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and 25,978 shares allocated to his accounts under the Retirement Plan.

(6)    This amount includes 6,667 shares which Mr. Vise has the right to acquire within 60 days through the exercise of stock options granted under the Company's 1994 Non-Employee Director Stock Option Plan (the "1994 Plan").

Security Ownership of Management

           The following table sets forth information at June 21, 2004 as to the ownership of shares of the Company's Common Stock, its only outstanding class of equity securities, with respect to (a) each director of the Company, (b) each executive officer of the Company named in the table under the caption "Summary Compensation Table" below (the "Named Officers"), and (c) all directors and executive officers of the Company as a group (7 persons). Unless otherwise indicated, each person named below and each person in the group named below has sole voting and dispositive power with respect to the shares of Common Stock indicated as beneficially owned by such person or such group.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
John J. Macht	31,667 (1)	*
James Tulin	100,075 (2)	1.8%
John Tulin	2,238,997 (3)	39.5%
Marshall Tulin	2,301,477 (4)	41.1%
Raymond Vise	2,010,175 (5)	36.4%
Eric P. Luft	94,370 (6)	1.7%
Melvin Goldfeder	219,430 (7)	3.9%
All directors and officers as a group (7 persons)	3,184,997 (8)	51.9%

           * Less than one (1%) percent.

___________________________________

(1)    Includes 6,667 shares which Mr. Macht has the right to acquire within 60 days through the exercise of stock options under the 1994 Plan.

(2)    Includes 75,000 shares which Mr. Tulin has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan, an aggregate of 142 shares held by his children and an aggregate of 24,933 shares of Common Stock allocated to his accounts under the Retirement Plan.

(3)    Includes the shares referred to in footnotes 3 and 5 to the first table above under the caption "Ownership of Voting Securities."

(4)    Includes the shares referred to in footnotes 3 and 4 to the first table above under the caption "Ownership of Voting Securities."

(5)    Includes the shares referred to in footnotes 3 and 6 to the first table above under the caption "Ownership of Voting Securities."

(6)    Includes 75,000 shares which Mr. Luft has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and an aggregate of 19,370 shares of Common Stock allocated to his accounts under the Retirement Plan.

(7)    Includes 75,000 shares which Mr. Goldfeder has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and an aggregate of 20,532 shares of Common Stock allocated to his accounts under the Retirement Plan.

(8)    Reference is made to footnotes (1) through (7) above. This amount also includes 613,334 shares of Common Stock which directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options granted under the 1994 Plan and the 1998 Plan and 92,185 shares of Common Stock allocated to their respective accounts under the Retirement Plan.
I. Nominees for Election as Directors

    The Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At each annual meeting of stockholders, directors are elected for a term of three years, to succeed those in the class whose terms expire at such annual meeting, and the election and qualification of their respective successors.

    At the Annual Meeting, stockholders will be electing two Class III directors for a term of three years, until the annual meeting of stockholders in the year 2007 and the election and qualification of their respective successors.

    Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the nominees for election as directors. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for any substitute nominees.

    The following sets forth certain information about each nominee for election as a director of the Company and each director whose term of office will continue after the Annual Meeting, including his principal occupation or employment:

Nominees:

Marshall Tulin (1) - Class III

    Marshall Tulin, who is 86 years old, has served as Chairman of the Board since October 1995. He joined the Company in 1940, was elected a Vice President in 1954 and President in 1957. Mr. Tulin has served as a director of the Company since 1956.

Raymond Vise (1)(2)(3)(4) - Class III

    Raymond Vise, who is 82 years old, served as Senior Vice President of the Company for more than five years prior to his retirement in 1987. Mr. Vise became a director in 1963.
Directors whose terms of office will continue after the Annual Meeting:

Eric Luft - Class I

    Eric Luft, who is 49 years old, has served as Senior Vice President-Men's Division since October 1995. Mr. Luft served as a Divisional Vice President of the Men's Products Division from June 1989 until January 1993, when he was elected a Senior Vice President of the Company. Mr. Luft became a director of the Company in December 2000.

James Tulin (1) - Class I

    James E. Tulin, who is 53 years old, has served as Senior Vice President-Merchandising since October 1995. For more than five years prior to October 1995, Mr. Tulin served as a Senior Vice President of the Company. Mr. Tulin has been a director of the Company since 1985.

John Tulin (1) - Class II

    John A. Tulin, who is 57 years old, has served as President and Chief Executive Officer of the Company since October 1995. Mr. Tulin joined the Company in 1971, was elected a Vice President in 1974, Senior Vice President in 1979 and Executive Vice President in 1982. He has served as a director since 1975.

John J. Macht (2)(3)(4) - Class II

    John J. Macht, who is 67 years old, has been President of The Macht Group, a marketing and retail consulting firm, since July 1992. From April 1991 until July 1992, Mr. Macht served as Senior Vice President of Jordan Marsh Department Stores, a division of Federated Department Stores. Mr. Macht became a director of the Company in 1995.

______________________

(1)    Member of the Executive Committee of the Board.

(2)    Member of the Audit Committee of the Board. There were five meetings of the Audit Committee during the fiscal year ended December 31, 2003. Mr. Vise and Mr. Macht do not meet the independence requirements for audit committee members under the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee's primary function is to assist the Company's Board of Directors in fulfilling the Board's oversight responsibility by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that may be established from time to time, and the Company's auditing, accounting and financial reporting processes generally, as all more fully described in the charter of the Audit Committee.

(3)    Member of the Executive Compensation Committee of the Board. There were no formal meetings of the Executive Compensation Committee during the last fiscal year, although the committee does meet informally throughout the year. This committee recommends the annual compensation, including bonuses, for the Chief Executive Officer of the Company and the other employee members of the Board of Directors, (each of whom has an employment agreement with the Company (see "Remuneration and Related Matters")), and for the Company's Chief Financial Officer.

(4)     Member of the Stock Option Committee of the Board. There were no meetings of this committee during the last fiscal year. This committee administers the Company's compensation plans under which stock and stock-based compensation is awarded other than the 1998 Plan, which is administered by the entire Board of Directors.

    There were five meetings of the Board during the last fiscal year. Each of the directors attended at least 75% of the aggregate of all such Board meetings and all meetings held by committees of the Board on which he served. The Company's policy is that all directors should make every reasonable effort to attend each annual meeting of stockholders. At the 2003 annual meeting of stockholders, 4 of the 6 members of the Board were in attendance.

    There are no family relationships among any of the persons listed above or among any of such persons and any of the other executive officers of the Company, except that James Tulin and John Tulin are sons of Marshall Tulin.

    The Board does not have a nominating committee. Historically, the entire Board of Directors has selected nominees for election as directors. The Board believes that this process works well, particularly since it has been the Board's practice to require unanimous approval by directors for the selection of director nominees. Mr. Vise meets the independence requirements for members of the Board of Directors under the listing standards of The Nasdaq Stock Market, Inc. and the other members of the Board who participate in the nomination process do not meet such requirements.

    The Board considers nominees that come to its attention from present members of the Board, from employees and other persons. Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates. While no single factor is determinative in reviewing potential candidates for election to the Board, and there are no specific, minimum qualifications that a nominee must possess, the Board believes that the following factors generally should be considered in the process of selecting nominees for election as directors, whether the individual is recommended by the Board or by the stockholders: educational experience, work experience and business acumen generally; the then current size and make-up of the Board; a willingness to work productively with the other members of the Board; the ability of the prospective nominee to represent the interests of stockholders of the Company; professional experience in the men's accessories, retail, licensing, importing, manufacturing and related industries; the prospective nominee's ability to dedicate sufficient time, energy and attention to the performance of his or her duties as a director of the Company; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for membership on the Company's Board; and personal qualities of leadership, character, integrity and judgment. These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Company and the Board at a particular point in time. As a result, the priorities and emphasis of the Board may change from time to time to consider, among other things, changes in the financial position of the Company, business trends, and the contributions and prospective contributions of members of, and nominees for membership on, the Board.

    The Board will evaluate nominees of stockholders using the same criteria as it uses in evaluating other nominees to the Board. A stockholder seeking to recommend a prospective nominee for consideration by the Board may submit the nominee's name and qualifications to the Company by mailing it to Secretary, Swank, Inc., 6 Hazel Street, Attleboro, MA 02703.

    Stockholders who desire to communicate with the Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, or to the specific director, c/o the Secretary of the Company at the address set forth in the immediately preceding paragraph. The envelope of any communication which a stockholder wishes to be confidential should be conspicuously marked "Confidential" and the Secretary will not open the communication. The Secretary promptly will forward all stockholder communications to the Board and any specified directors.

Audit Committee Report

    Management has the primary responsibility for the Company's financial reporting process, including its financial statements, while the Board is responsible for overseeing the Company's accounting, auditing and financial reporting practices. The Company's independent auditors have the responsibility for the examination of the Company's annual financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In assisting the Board in fulfilling its oversight responsibility with respect to the Company's fiscal year ended December 31, 2003, the Audit Committee:
-	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 management and BDO Seidman, LLP, the Company's independent auditors;

-	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

-

Received the written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with BDO Seidman, LLP that firm's independence.

    Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2003 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.
Respectfully,

Raymond Vise
John J. Macht

Summary Compensation Table

       The following table sets forth certain summary information for each of the Company's fiscal years ended December 31, 2003, 2002 and 2001 concerning the compensation of the Company's chief executive officer and each of its four other most highly compensated executive officers:
	ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER ANNUAL COMPEN-SATION (6)		AWARDS SECURITIES UNDERLYING OPTIONS/ SARs (#)	ALL OTHER COMPEN-SATION (9)

Marshall Tulin, Chairman of the Board (1)	2003	$260,000	---	--- --- ---		---	$ 586
	2002	260,000	---			---	442
	2001	289,167	---			75,000	476

John Tulin, President, and Chief Executive Officer (2)	2003	$410,000	---	$55,550	(7)	---	$ 586
	2002	$410,000	---	60,945	(7)	---	442
	2001	410,000	---	67,200	(7)	150,000	476

Eric P. Luft , Senior Vice President - Men's Division (3)	2003	$180,000	$170,955	--- --- ---		---	$ 6,449
	2002	180,000	218,464			---	442
	2001	180,000	190,476			75,000	2,516

James Tulin, Senior Vice President - Merchandising (4)	2003	$289,167	$ 64,867	$ 40,159	(8)	---	$ 6,038
	2002	285,000	---	30,270	(8)	---	442
	2001	285,000	---	43,503	(8)	75,000	476

Melvin Goldfeder Senior Vice President - Special Markets (5)	2003	$130,000	$174,062	---		---	$ 6,058
	2002	90,000	187,480	---		---	442
	2001	90,000	123,659	---		75,000	2,516

(1)    Mr. Tulin is a party to an employment agreement with the Company which is described below under the caption "Employment Contracts and Severance Agreements".

(2)    Mr. Tulin is a party to an employment agreement with the Company which is described below under the caption "Employment Contracts and Severance Agreements".

(3)    Mr. Luft's bonus amounts represent sales commissions. Mr. Luft is a party to an employment agreement with the Company which is described below under the caption "Employment Contracts and Severance Agreements."

(4)    Mr. Tulin's bonus amounts represent sales commissions. Mr. Tulin is a party to an employment agreement with the Company which is described below under the caption "Employment Contracts and Severance Agreements".

(5)    Mr. Goldfeder's bonus amounts represent sales commissions.

(6)    Except as set forth for James Tulin and John Tulin, perquisites and other personal benefits during 2003, 2002 and 2001 did not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for any of the Named Officers.

(7)    This amount includes a special allowance of $43,200 in 2003, $49,200 in 2002 and $67,200 in 2001.

(8)    These amounts include automobile lease payments of $19,288 in 2003, $14,788 in 2002 and $21,120 in 2001 and a travel allowance of $10,800 in each of 2003, 2002 and 2001.

(9)    Amounts in this column for the fiscal year ended December 31, 2003 represent the value, as at December 31, 2003, of shares of Common Stock allocated to accounts of the Named Officers under the Retirement Plan of $2,682 for each of the Named Officers, and premiums paid by the Company on certain life insurance policies owned by the Company on the lives of the Named Officers as follows: Eric P. Luft-$5,863; James Tulin-$5,452; and Melvin Goldfeder-$5,472.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

               During the Company's fiscal year ended December 31, 2003, no stock options were granted to or exercised by any of the Named Officers. The following table sets forth information with respect to the number and value of unexercised options held by the Named Officers as of the end of fiscal 2003. The closing price of a share of Common Stock of the Company on December 31, 2003 was $.15.

2003 FISCAL YEAR END OPTION VALUES
Name	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable (1)
Marshall Tulin	75,000 / 0	$0 / 0
John Tulin	150,000 / 0	$0 / 0
Eric P. Luft	75,000 / 0	$0 / 0
James Tulin	75,000 / 0	$0 / 0
Melvin Goldfeder	75,000 / 0	$0 / 0
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(1) Aggregate market value of the shares of Common Stock covered by the options at fiscal year end less the exercise price of such options.

Compensation of Directors

       Each director who is not a full-time employee of or consultant to the Company receives an annual director's fee of $3,000 per meeting of the Board and $3,000 per Board committee meetings attended by him in person. Each director who is not a full-time employee of or consultant to the Company also received an annual director's fee of $1,500 per meeting of the Board and $1,500 per Board committee meetings attended by him via teleconference. In addition, pursuant to the terms of the 1994 Plan, each director who is not a full-time employee of the Company or any subsidiary of the Company and who is in office immediately following each annual meeting of stockholders at which directors are elected, will, as of the date such meeting is held, automatically be granted an option to purchase 1,667 shares of Common Stock. During fiscal 2003, Messrs. Macht and Vise were each granted an option to purchase 1,667 shares of Common Stock at an exercise price per share of $.22, the fair market value per share of Common Stock on the date of the grant.

Certain Relationships and Related Transactions

    Christine Tulin (who is the daughter of John Tulin and granddaughter of Marshall Tulin) was employed by the Company during 2003 as Merchandise Manager -- men's jewelry. Ms. Tulin is responsible for the development of merchandise design and packaging concepts for the Company's various licensed and private label men's jewelry collections. Aggregate compensation earned by Christine Tulin by the Company for services rendered during 2003 amounted to $99,591.

       Kathryn Figueroa (who is the sister of John Tulin and daughter of Marshall Tulin) was employed by the Company during 2003 as southeast regional factory outlet manager. Ms. Figueroa is responsible for the operation of the Company's factory store operations covering the southeastern United States. Aggregate compensation earned by Kathryn Figueroa by the Company for services rendered during 2003 amounted to $68,500.

       On April 1, 2004, Marshall Tulin, Chairman of the Board of the Company, (the "Investor"), loaned $350,000 to the Company pursuant to the terms of a convertible subordinated promissory note (as amended to date, the "Note") issued by the Company to the Investor. The Note is expressly subordinate in right of payment to the Company's senior secured debt, has an original maturity of two years, and pays interest at an annual rate of 7 percent, payable quarterly. The Investor has the option to convert the principal amount of his Note into shares of Common Stock pursuant to a formula based on the greater of the aggregate market value of the Company, or its going concern value as determined by an investment banking firm or nationally recognized accounting firm, on the conversion date. The number of shares of Common Stock that may be issued under the Note may not exceed 20% of the then issued and outstanding shares of Common Stock on the conversion date.

Employment Contracts and Severance Agreements

       The Company is a party to an employment agreement with Marshall Tulin which provides for automatic renewal for successive one-year periods unless at least 10 days prior to its June 30 anniversary either the Company or Mr. Tulin decides not to further extend the term. Pursuant to such agreement, Mr. Tulin is employed as Chairman of the Board at a base salary of $250,000, plus such additional compensation, if any, as the Board of Directors shall determine. The Company is also a party to an employment agreement with John Tulin, which terminates on December 31, 2004. Pursuant to such agreement, Mr. Tulin is employed as Chief Executive Officer and receives a base salary of $410,000 per year, plus such additional compensation, if any, as the Board of Directors shall determine. In addition, the Company is a party to an employment agreement with James Tulin, which terminates on December 31, 2004. Pursuant to such agreement, Mr. Tulin is employed as Senior Vice President-Merchandising and receives a base salary of $285,000 per year, plus such additional compensation, if any, as the Board of Directors shall determine.

       The Company is a party to an amended and restated employment agreement with Eric P. Luft, pursuant to which Mr. Luft is employed as Senior Vice President -- Men's Division until September 30, 2004. The term of the employment agreement will automatically be extended until June 30, 2005, and then for successive additional periods of one year until the next June 30, unless at least 30 days prior to the then current expiration date (on or prior to September 24, 2004 with regard to the September 30, 2004 expiration date) either the Company or Mr. Luft shall determine not to extend the term. Pursuant to such agreement, Mr. Luft received a base salary of $180,000 in fiscal 2003 and is to receive $144,000 per year for each calendar year thereafter, plus, except as provided below, annual commission compensation in an amount equal to the greater of (i) $160,000 per year through fiscal 2003 ($128,000 for each fiscal year thereafter) and (ii) commission compensation calculated and payable in accordance with any commission compensation arrangement that may exist from time to time between the Company and Mr. Luft. Furthermore, in the event the Company terminates Mr. Luft's employment without cause, the Company has agreed to pay to Mr. Luft a sum equal to one year's base salary plus an additional amount equal to a pro rata portion of $270,000 for the number of months from the preceding July 1 to the last day of the calendar month in which his employment is terminated. However, pursuant to his employment agreement, in the event Mr. Luft's employment with the Company is terminated and he is entitled to receive amounts under such termination agreement, Mr. Luft must choose to receive either (i) the amounts he may be entitled to under his employment agreement, or (ii) the amounts he may be entitled to under his termination agreement, but not both amounts.

       The Company has entered into termination agreements with Messrs. Marshall Tulin, John Tulin, James Tulin, Eric P. Luft and Melvin Goldfeder. Each termination agreement contains an automatic annual extension on each December 31 unless the Company shall have given 30 days written notice prior to the then current expiration date that there shall be no extension. In the event of a change in control of the Company (as defined in such agreements) during the term of such agreements, followed by a significant change in the duties, powers or conditions of employment of any such officer, the officer may within 2 years thereafter terminate his employment and receive a lump sum payment equal to 2.99 times the officer's "base amount" (as defined in Section 280G (b)(3) of the Internal Revenue Code of 1986, as amended).

Terminated Pension Plans

       In 1983, the Company terminated its pension plans covering salaried employees and salesmen and purchased annuities from the assets of those plans to provide for the payment (commencing at age 62) of accrued benefits of those employees who were not entitled to or did not elect to receive lump sum payments. The accrued annual benefits for Messrs. John Tulin, James Tulin, and Melvin Goldfeder are $13,116, $10,407, and $12,230, respectively.

Compensation Committee Interlocks and Insider Participation

       The Executive Compensation Committee of the Board of Directors is charged with recommending the annual compensation, including bonuses, for the executive officers of the Company who are also directors and for the Company's Chief Financial Officer. The Executive Compensation Committee consists of John Macht and Raymond Vise. The Stock Option Committee of the Board of Directors administers the Company's compensation plans under which stock and stock-based compensation have been awarded other than the 1998 Plan, which is administered by the entire Board of Directors. The Stock Option Committee consists of John Macht and Raymond Vise.

      Under agreements between the Company and The Macht Group, a marketing and retail consulting firm of which John J. Macht serves as President, The Macht Group is entitled to receive compensation based on net sales of products under license agreements entered into between the Company and licensors introduced to the Company by The Macht Group, and in certain instances, based on net sales of specified private label products. Aggregate compensation earned by The Macht Group under this arrangement during 2003 was $68,900.

Section 16(a) Beneficial Ownership Reporting Compliance.

       The Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company's equity securities with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of the copies of the statements furnished to the Company to date, or written representations that no statements were required, the Company believes that all statements required to be filed by such persons with respect to the Company's fiscal year ended December 31, 2003 were all timely filed, except that Raymond Vise inadvertently filed two Form 4's late with regard to one transaction each and John J. Macht inadvertently filed one Form 4 late with regard to one transaction. John Tulin failed to file a Form 4 for a prior fiscal year with regard to one transaction, which he subsequently filed.

Report of Board of Directors and Compensation Committees

    The Executive Compensation Committee of the Board of Directors, which is comprised of two non-employee directors, determines the compensation (other than through the grant of stock-based compensation) of the Chief Executive Officer of the Company, other employee members of the Board of Directors and the Company's Chief Financial Officer. The entire Board of Directors, with the recommendation of the Company's Chief Executive Officer, reviews and approves the salaries and bonuses of the Company's other executive officers. The entire Board of Directors, with the recommendation of the Company's Chief Executive Officer, reviews and approves long-term performance awards under the 1998 Plan. The Stock Option Committee, which is also comprised of two non-employee directors, administers the Company's compensation plans under which stock and stock-based compensation have been awarded other than the 1998 Plan.

    The main objectives of the Company's executive compensation structure have included rewarding individuals for their respective contributions to the Company's performance and providing executive officers with a stake in the long-term success of the Company (mainly through the grant of stock options). The philosophy of the Board of Directors and each of its compensation committees has been to utilize a combination of salary as a base for compensation, annual bonuses as a means of short-term incentive compensation, stock options to provide longer term incentives and to link portions of compensation directly with the performance of the Company's Common Stock, and contractual protections against changes in or loss of employment in the event of a change of control of the Company. The Board and its compensation committees coordinate their efforts to determine overall compensation of executive officers.

    The Board of Directors, the Executive Compensation Committee and the Stock Option Committee have determined to place additional emphasis on motivating its executive officers and other employees by means of performance-related incentives and short and long-range performance goals. To that end, the Board adopted the 1998 Plan which the Company's stockholders approved at the 1998 Annual Meeting. The 1998 Plan provides for the grant, in the discretion of the Board of Directors or any committee appointed by the Board to administer the 1998 Plan, of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and performance and other awards. The Board of Directors or such committee may, in connection with each option or award, establish one or more objective criteria (which may include, without limitation, reference to the Company's or any of its division's revenues, margins or profits) to determine whether, among other things, options or awards shall vest or otherwise become exercisable, and whether all or a portion of the compensation under such options or awards shall become payable.

    Base Salary. The Board of Directors and Executive Compensation Committee review the base salary of each executive officer annually. In determining the base salaries to be paid to executive officers (other than those whose salaries are fixed pursuant to the terms of applicable employment agreements), the Board of Directors and Executive Compensation Committee consider, among other factors, the executive's level of responsibility, experience and expertise, length of service with the Company and compensation levels in competing companies. The Board and the Executive Compensation Committee, in consultation with the Company's Chief Executive Officer, also review the performance of each executive officer. These reviews have been qualitative in nature, with no specific weight being assigned to the various factors considered.

    Annual Bonus Compensation. The Board and Executive Compensation Committee continue to place emphasis on incentive compensation. In determining whether to award bonuses and, if so, the amount of annual bonuses, the Board and the Executive Compensation Committee have considered such factors as the Company's results of operations, as well as an individual executive's personal performance and contribution to the Company's overall performance during that fiscal year. No specific weight is generally assigned any particular factor, although where the Company's overall financial results have not been favorable, the Board and Executive Compensation Committee have from time to time not awarded annual bonuses or have reduced them to qualitatively reflect such results.

    Other Incentive Compensation.  The Company has in the past utilized stock options as the primary method of providing stock-based incentive compensation. Grants under the Company's 1998 Plan, along with annual bonuses, are the primary methods used by the Company to motivate its employees, provide employees a way of participating in the growth of the Company, as well as to link the interests of its executives with the overall interests of stockholders.

    Chief Executive Officer Compensation.  The compensation of John Tulin, the Company's President and Chief Executive Officer, for fiscal 2003 was primarily comprised of salary of $410,000 and personal benefits of $55,550. Mr. Tulin's salary is fixed through the end of fiscal 2004 pursuant to an employment agreement with the Company. Mr. Tulin did not receive bonus compensation during fiscal 2003. In addition, during fiscal 2003 no stock options or other equity based compensation was granted under the 1998 Plan to Mr. Tulin or any other executive officer of the Company.

Board of Directors	Executive Compensation Committee	Stock Option Committee
Eric P. Luft	John J. Macht	John J. Macht
John J. Macht	Raymond Vise	Raymond Vise
James Tulin
John A. Tulin
Marshall Tulin
Raymond Vise

PERFORANCE GRAPH

        The following graph compares the yearly percentage change in the cumulative total return on the Company's Common Stock for the five fiscal years ended December 31, 2003 with (i) the Nasdaq Market Index as reported by Media General Financial Services, Inc. and (ii) a peer group of three companies, consisting of Jaclyn, Inc., The Leather Factory, Inc. and Tandy Brands Accessories, Inc., which during fiscal 2003 either competed with the Company in one of its product categories or was engaged in related industries.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
OF COMPANY, PEER GROUP AND
BROAD MARKET
	1998	1999	2000	2001	2002	2003
Swank, Inc.	100.0	51.72	11.49	2.76	1.84	2.76
Peer Group Index	100.0	87.45	50.06	61.79	86.71	138.57
Nasdaq Market Index	100.0	176.37	110.86	88.37	61.64	92.68

ASSUMES $100 INVESTED ON JAN. 1, 1999
ASSUMES DIVIDEN REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003
II. Approval of Independent Accountants

    General

    The Board of Directors has appointed BDO Seidman, LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2004. BDO Seidman, LLP has been the Company's auditors since October 2002. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if such representative desires to do so.

    On October 18, 2002, the Audit Committee dismissed PricewaterhouseCoopers LLP ("PwC") as the independent accountants of the Company. PwC had served as the Company's auditors since 1952. The reports of PwC on the Company's financial statements for fiscal years 2000 and 2001 contained no adverse opinion or disclaimer of opinion. PwC's reports on the financial statements for those two fiscal years contained an explanatory paragraph expressing substantial doubt as to the Company's ability to continue to operate as a going concern. During fiscal years 2000 and 2001, and the subsequent interim period through October 18, 2002, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its report on the financial statements for such years. During fiscal years 2000 and 2001, and the subsequent interim period through October 18, 2002, there were no reportable events (as defined in Securities and Exchange Commission Regulation S-K, Item 304(a)(1)(v)).

     Audit Fees

    Aggregate audit fees billed and expected to be billed by BDO Seidman, LLP ("BDO") for its audit of the Company's consolidated financial statements for the year ended December 31, 2003 and for its review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal 2003 were $134,695. Aggregate audit fees billed by BDO and PricewaterhouseCoopers LLP ("PwC") for their audits of the Company's consolidated financial statements for the year ended December 31, 2002 and for their review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal 2002 totaled $139,650 and $42,000 respectively.

    Audit-Related Fees

    Aggregate fees billed and expected to be billed by BDO for assurance and related services performed by BDO and reasonably related to the audit and review services performed by BDO described above under the caption "Audit Fees" totaled $32,850 and $28,100 for fiscal 2003 and 2002, respectively. Aggregate fees for such assurance and related services by PwC during fiscal 2003 and 2002 aggregated $45,505 and $41,117, respectively.

     Tax Fees

  Aggregate fees billed and expected to be billed by BDO for tax compliance, tax advice, and tax planning, primarily income tax compliance for fiscal 2003 and 2002 totaled $34,275 and $32,525, respectively.

     All Other Fees

    None.

       All audit, audit-related, tax and other services were pre-approved by the Audit Committee of the Board of Directors. The Audit Committee's pre-approval policies and procedures are to pre-approve, on a case-by-case basis, all audit, audit-related, tax and other services to be performed by the Company's independent auditors.

MISCELLANEOUS

    In order to be included in the proxy materials for the 2005 Annual Meeting of Stockholders of the Company, stockholder proposals must be received by the Company on or before March 11, 2005. As to any proposal intended to be presented by a stockholder without inclusion in the Company's proxy statement and form of proxy for the 2005 Annual Meeting of Stockholders of the Company, the proxies named in the Company's form of proxy for that meeting will be entitled to exercise discretionary authority on any such proposal unless the Company receives notice of the matter on or before May 27, 2005. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on such matter to the extent permitted by Rule 14a-4(c)(2) of the Exchange Act.

    The accompanying proxy will be voted as specified by stockholders. If no specification is made, it is intended that the proxy will be voted FOR the election of all directors and FOR the approval of the appointment of BDO Seidman, LLP as the independent accountants of the Company.

    Shares of Common Stock that are voted to abstain and broker non-votes will be considered present at the Annual Meeting in determining the presence of a quorum. Shares abstaining with respect to any matter will be considered entitled to vote and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter will not be considered entitled to vote with respect to such matter.

    The Board does not know of any other matter to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.
By Order of the Board of Directors

Jerold R. Kassner
Secretary

July 9, 2004

SWANK, INC.

90 Park Avenue, New York, New York 10016
Proxy for Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Jerold R. Kassner and John Tulin, and each of them, with full power of substitution, the attorneys and proxies of the undersigned, to attend the 2004 Annual Meeting of Stockholders of SWANK, INC. (the "Company") to be held at the Company's offices at 656 Joseph Warner Blvd., Taunton, Massachusetts 02780, on August 10, 2004 at 9:30 A.M. local time, and all adjournments thereof, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote upon the following matters:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SWANK, INC.

August 10, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    X

(1)	Election of two (2) Class III directors to serve on the Company's Board of Directors
Nominees:
_____	FOR ALL NOMINEES	___	Marshall Tulin
		___	Raymond Vise
_____	WITHHOLD AUTHORITY FOR ALL NOMINEES

_____	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: circle
2.	The approval of the appointment of BDO Seidman, LLP as the independent accountants of the Company for the year 2004.	FOR	AGAINST	ABSTAIN
		______	______	______
3	The transaction of such other business as may properly come before the meeting.

UNLESS OTHERWISE INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, "FOR" ITEM 2 AND WITH DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THIS FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

______

Signature of Stockholder__________	Date: _______	Signature of Stockholder__________	Date:_____

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.